Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE’S BOARD OF DIRECTORS AUTHORIZES $1.88 BILLION

INCREASE TO EQUITY REPURCHASE PROGRAM

New York, March 17, 2016 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) today announced that the Firm’s Board of Directors has authorized the repurchase of up to an additional $1.88 billion of common equity through the end of the second quarter of 2016 as part of the Firm’s current equity repurchase program. This amount is in addition to the $6.4 billion of common equity authorized for repurchase by the Board last year. The Firm has received a non-objection from the Board of Governors of the Federal Reserve System to this increase in the amount of common equity that may be repurchased under the Firm’s 2015 capital plan.

The timing and exact amount of purchases of common equity by JPMorgan Chase under its equity repurchase program will depend on various factors, including market conditions, the Firm’s capital position, internal capital generation, alternative investment opportunities, and legal and regulatory considerations; the Firm’s repurchase program does not include specific price targets or timetables, and may be executed through open market purchases or privately negotiated transactions, including the use of Rule 10b5-1 programs, and may be suspended at any time.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Sarah Youngwood 212-270-7325	Media Contact: Joseph Evangelisti 212-270-7438